UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)
__________________________________________
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12
CERENCE INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Commencing on February 3, 2026, Cerence Inc. made available to stockholders the following communication in connection with its upcoming Annual Meeting of Stockholders to be held on February 12, 2026:

Cerence Inc.
25 Mall Road
Suite 416
Burlington, MA 01803

February 3, 2026

LETTER FROM THE CHAIR OF THE CERENCE BOARD OF DIRECTORS

Dear Fellow Stockholder:

On behalf of the Board of Directors (the “Board”) of Cerence Inc. (“Cerence”, the “Company”, “we”, “us”, or “our”), we are writing to request your continued support of our compensation practices by voting “FOR” Proposal 2 - the approval, on a non-binding, advisory basis, of the Company's named executive officers' fiscal year 2025 compensation at our 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”), which will be held virtually on Thursday, February 12, 2026 at 11:00 a.m. Eastern Time.

We appreciate stockholders’ past support, with “say-on-pay” approval ranging from approximately 92% to 97% since 2022, the first year we were subject to a say-on-pay vote since becoming a public company in 2019. We believe this reflects our long-standing alignment of pay with performance, and Glass Lewis has recommended a vote “FOR” say-on-pay approval at the 2026 Annual Meeting. Institutional Shareholder Services (“ISS”), however, is recommending against the say-on-pay proposal. The reasons articulated by ISS in reaching its decision to issue a negative recommendation appear to be based on three factors: (1) overlapping metrics and targets in the short-and-long term incentive programs (hereinafter “STIP” and “LTIP”, respectively), (2) goal rigor concerns due to a perceived decline in our fiscal year 2025 revenue targets when compared to fiscal year 2024, and (3) forward-looking goals were not disclosed for the Performance-based Stock Units (“PSUs”). We respectfully disagree with the ISS negative recommendation and are providing additional information and context for the rationale of the Compensation Committee of the Board (the “Committee”) with respect to our fiscal year 2025 compensation program as set forth below:

1.Duplication of the Revenue Metric in STIP and LTIP was Strategic and Intentional

The Committee follows a rigorous process to establish goals for both the STIP annual incentive awards and the performance goals for the LTIP equity awards. As discussed in the Company's definitive proxy statement filed with the Securities and Exchange Commission on January 2, 2026 (the “Proxy Statement”), the overlapping revenue metric for Cerence's STIP and LTIP plans was discussed in detail within the Committee and with several of the Company's investors. We continue to believe overlap is appropriate given the criticality of revenue to growing the Company's top line and driving strong margins for its long-term success. We therefore hold management accountable to such an important driver by making it a metric in both plans. Moreover, our fiscal year 2025 LTIP targets (including revenue metrics) are pre-established and measured annually over one-, two-, and three-year periods (but subject to overall three-year cliff-vesting), thereby ensuring that the management team remains laser-focused on driving sustained top line performance.

2.Our STIP and LTIP Goal-Setting was Rigorous and Performance‑Driven

a.Clarifying Why Fiscal Year 2025 Revenue Targets Were Lower Than Fiscal Year 2024

In its report, ISS raised goal‑rigor concerns because the revenue and corresponding Adjusted EBITDA targets for the fiscal year 2025 were set below the prior year’s actual results. As outlined in the Proxy Statement and as acknowledged by ISS, the primary reason fiscal year 2024 revenue appeared higher than fiscal year 2025 revenue is the one‑time non-cash accounting impact of a legacy contract originally acquired by our former parent company. That contract, along with an associated legacy agreement, was initially scheduled to run through December 31, 2025; however, an amendment signed on October 31, 2023 accelerated their termination to fiscal year 2024. As disclosed in our Form 8‑K on November 19, 2025 and quarterly filings, the total non‑cash revenue impact of the termination of the Toyota legacy contract and related agreements resulted in $86.6 million of revenue being recognized in fiscal year 2024. These amounts did not include any ongoing or future cash flows and do not reflect the Company’s underlying operational performance when included in total revenue or Adjusted EBITDA as reported for fiscal year 2024. In that regard, it is important to also note that the payouts with respect to the revenue and Adjusted EBITDA metrics under fiscal year 2024 STIP, as well as all three PSU tranches related to fiscal year 2024 performance was zero.

ISS noted the impact of the Toyota legacy contract; however, our Proxy Statement referenced only the accelerated portion of $67.8 million and did not describe the full magnitude of non-cash revenue impacts to fiscal year 2024 associated with non-repeatable, non-cash revenue. Regardless of revenue recognition occurring due to the early accelerated agreement termination, fiscal year 2024 revenue in total included $86.6 million solely attributable to one-time, non-cash revenue associated with the legacy contract. Our fiscal year 2025 LTIP revenue and Adjusted EBITDA targets were established in consideration of the fact that fiscal year 2024 revenue and Adjusted EBITDA, due to the application of required accounting guidance, benefited significantly from legacy contracts, which did not represent or reflect the Company's operational performance or the efforts of management to drive Company performance. In addition, fiscal year 2024 actual results included $30.4 million in fixed license revenue. As previously discussed with our investors, we have made a strategic decision to reduce our fixed license revenue, which are often discounted arrangements, in favor of recurring variable license revenue. As such, the fiscal year 2025 STIP and LTIP revenue target reflected a target of $20 million in fixed license revenue, a $10.4 million reduction from fiscal year 2024 actual results.

Had these further details regarding our target goals been included in the Proxy Statement, we believe it would have more clearly demonstrated why the normalization of revenue and Adjusted EBITDA targets to levels below fiscal year 2024's reported results were both appropriate and necessary. We believe that providing this additional context would have avoided any misconception that the Company lowered expectations, when in reality the Committee removed an anomalous, non‑operational effect that will not recur, ensuring targets accurately reflected true business performance, and made a strategic decision to focus on recurring variable license revenue. Importantly, the fiscal year 2025 STIP and LTIP goals for which we held the management team accountable were aligned with the Company's investor guidance.

b.Historical Annual Performance Payouts Reflect a Strong Pay for Performance Compensation Program

The Committee consistently evaluates historical outcomes to validate goal rigor. Over the last three fiscal years, STIP payouts were consistently below target (33.89% in fiscal year 2024, 96.44% in fiscal year 2023 and

38.79% in fiscal year 2022), and LTIP PSU payouts were 0% with the exception of one vesting tranche, reflecting the Committee’s continued use of stretch performance expectations.

The Committee believes the fiscal year 2025 STIP and LTIP performance goals appropriately motivated management to achieve the Company’s operational, financial and strategic objectives—contributing to the strong performance delivered during the year. With the Company’s stock price increasing approximately 300% in fiscal year 2025 under current leadership, we believe the incentive program effectively aligned compensation with long‑term stockholder value creation. As always, we will continue to review our metrics and incorporate stockholder feedback into ongoing program refinement.

3.Forward-looking Goals Were Not Disclosed for the PSUs

For the PSU awards, we provide complete and transparent disclosure of the performance targets and corresponding achievement level of the PSU awards upon completion of the performance period. However, in line with general market practice and consistent with the Company’s long-standing practice, we do not disclose the forward-looking financial and operational targets for the metrics used in determining achievement. Disclosing these specific targets in the proxy statement could be interpreted as premature guidance by the Company and would be damaging to our competitive position. For these reasons and consistent with past practice, the Committee declined to provide specific forward-looking performance targets for in-cycle PSU awards.

4.We Recommend a Vote “FOR” Proposal 2

We remain committed to the ongoing evaluation and improvement of our executive compensation program, informed by regular discussions with our stockholders. Since 2022, the first year we were subject to a say-on-pay vote, our annual say‑on‑pay advisory vote has consistently received support levels in excess of 90%. We believe this strong and sustained support reflects long‑term investor confidence in our pay-for-performance compensation philosophy. We look forward to continuing this dialogue and encourage you to reach out with any questions or concerns as you consider your vote on this year’s say-on-pay proposal.

For the reasons set forth above, and as further detailed in our Proxy Statement, we recommend that stockholders vote FOR approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers for fiscal year 2025. If you previously voted against Proposal 2, we hope you will reconsider your vote for the reasons given. You can change your vote before the 2026 Annual Meeting in the manner described in the Proxy Statement.

On behalf of the Board, thank you for your investment in Cerence and your vote.

Sincerely,
Kristi Ann Matus
Chairperson of the Board